  EXHIBIT 11.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


  The computation of net income per share for the three months ended March 31, 1994 and 1993 is as follows (000's omitted except per share amounts):

                                     Three months ended
                                          March 31,
                                    1994            1993
                                    --------------------
   Primary
   -------
   Net income (loss)                $(4,545)    $ 1,063
   Reduced earnings due to
     dilution in ownership
     which  would result upon
     the  exercise of options
     and  warrants currently
     outstanding to purchase
     common shares of
     subsidiaries                       (11)         (7)
                                    --------    --------

                                    $(4,556)    $ 1,056
                                    ========    ========
   Average common shares
     outstanding                     20,523      17,839
   Dilutive common  equivalent
     issuable upon the  exercise
     of options and warrants
     currently outstanding to
     purchase common shares of
     ICN Pharmaceuticals, Inc.            -         933
                                    --------    --------
                                     20,523      18,772
                                    ========    ========

   Net loss per share               $  (.22)    $   .06
                                    ========    ========

   (continued)

  The computation of net income per share for the three months ended March 31, 1994 and 1993 is as follows (000's omitted except per share amounts):

                                     Three months ended
                                           March 31,
                                    1994            1993
                                    --------------------
   Fully Diluted

   Net income (loss)                 $(4,545)   $ 1,063
   Reduced earnings due to
     dilution in ownership
     which would result upon
     the exercise of options
     and warrants currently
     outstanding to purchase
     common shares of
     subsidiaries                        (11)        (7)
   Interest expense on
     convertible debt                    544        827
                                     --------   --------
                                     $(4,012)   $ 1,883
                                     ========   ========
   Average common shares              20,523     17,839
     outstanding
   Dilutive common  equivalent
     shares issuable  upon the
     exercise of options and
     warrants  currently
     outstanding to purchase
     common shares of ICN
     Pharmaceuticals, Inc.               371      1,010

   Conversion of debentures            2,858      3,441

                                     --------   --------
                                      23,752     22,290
                                     ========   ========
   Net income (loss) per share       $  (.17)   $   .08
                                     ========   ========